EXHIBIT 99.1

KORE Announces President and CEO Transition
Romil Bahl to step down and Ronald Totton named as Interim President and CEO
ATLANTA (April 29, 2024) – KORE Group Holdings, Inc. (NYSE: KORE) (“KORE,” the “Company,” “we” or “our”), a global leader in Internet of Things (“IoT”) Solutions and pioneering IoT hyperscaler, and provider of IoT Connectivity, Solutions and Analytics, announced today that Romil Bahl will be stepping down as President and Chief Executive Officer and that the Company's Board of Directors (the “Board”) has named Ronald Totton as the Company’s Interim President and Chief Executive Officer, effective May 3, 2024.
Romil Bahl has served as KORE’s President and CEO since 2017. He has led the KORE 3.0 Vision and Growth Strategy that has enabled the Company to triple the number of IoT Connected Devices it supports globally, expanded its portfolio of services, and guided KORE to five consecutive years in the Gartner Leaders quadrant for IoT-managed services. Mr. Bahl also led the transformation of the Company resulting in KORE’s listing on the New York Stock Exchange. In mutual agreement with the Board, he will transition from his role as President and CEO on May 3, 2024.
“Romil has been a fantastic leader for us,” said Tim Donahue, Chairman of the Board. “From our first meeting back in 2020, I have had the utmost respect for Romil’s work ethic and integrity, his strategic thinking, and his focus on the customer value proposition.”
“It has been an honor and a privilege to lead KORE over the last six and a half years,” said Mr. Bahl. “I would like to thank our global team of IoTers, without whom none of our successes would have been possible. KORE is now well positioned for the Decade of IoT, with an industry-leading eSIM proposition, pre-configured solutions in health, fleet, and high bandwidth applications, and a one-stop shop of services that help simplify IoT deployments.”
Mr. Totton, who will succeed Mr. Bahl, brings nearly three decades of strategy, finance, sales, and leadership experience to the President and CEO role at KORE, including many years in the Technology, Media, and Telecoms sector. Prior to joining KORE, Mr. Totton served as Chief Executive Officer of ST Telemedia Cloud (Temasek Holdings) and Executive Vice President, Corporate Development at ST Telemedia Group. He previously held leadership roles at BT Global Services, including Chief Executive Officer, Northern, Central and Eastern Europe, and Russia as well as Managing Director, South East Asia. In addition to his executive roles, Totton held a number of Directorship roles for both ST Telemedia Group and BT Global Services.
“Ron is an accomplished executive in the telecom sector and beyond,” said Mr. Donahue. “He has a track record of leading innovative businesses toward growth and transformation, and he will serve KORE’s stakeholders well. We are very fortunate to have a leader of Ron’s caliber join the KORE team.”
Mr. Totton stated, “KORE has long been recognized as a pioneer in the IoT space – an innovative and flexible partner that creates meaningful impact for customers. KORE’s next

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chapter builds on this foundation to even better serve our customers and deliver enhanced value for stockholders. There are incredible opportunities ahead for the company and this team.” Mr. Totton today joins the Company as an executive advisor until May 3, 2024, when he will assume the role of interim President and CEO.
KORE’s management change is not the result of any material or unexpected financial events.
About KORE
KORE is a pioneer, leader, and trusted advisor delivering mission critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers' business outcomes. For more information, visit korewireless.com.
Grant of Inducement Equity Award
In connection with his employment, today the Company made a grant to Mr. Totton of 250,000 restricted stock units (“RSUs”), where each RSU represents the right to receive one share of the Company’s common stock upon the terms and conditions of the related RSU award agreement (the “Award Agreement”). The grant of RSUs was offered as a material inducement to Mr. Totton's hiring.
The RSUs were granted by the Compensation Committee of the Board, in reliance on the employment inducement exemption under the NYSE's Listed Company Manual Rule 303A.08, which requires public announcement of inducement awards. The Company is issuing this press release pursuant to Rule 303A.08. The RSUs were granted outside the KORE Group Holdings, Inc. 2021 Long-Term Stock Incentive Plan (the “Plan”) but will be governed by the terms of the Plan as if they were issued under the Plan.
Subject to the terms and conditions of the Award Agreement, the RSUs shall vest in full on the earlier of (i) the one-year anniversary of the grant date subject to Mr. Totton’s continuous service from the grant date until the one-year anniversary of the grant date or (ii) the date Mr. Totton’s service with the Company terminates (other than a termination by the Company for Cause (as defined in the Plan) and other than by Mr. Totton’s voluntary resignation that is not in connection with the Company’s appointment of a permanent successor President and Chief Executive Officer other than Mr. Totton).
Cautionary Note on Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include the Company's statements with respect to expected future performance, stockholder return, the management transition and other statements and projections that do not relate solely to historical facts. Forward-looking statements may be identified by the use of words such as “anticipate,” "believe," “estimate,” "expect," “intend,” “may,” "goal," "plan," "will," “would,” "prospects," "future," or "strategy" or the negative thereof or other variations thereof or similar references to future periods, although not all forward-looking statements include these identifying words. Forward-looking statements are not assurances of future performance. Instead, they are based only on the Company's current beliefs, expectations and assumptions regarding future events, which in turn are based on information currently available to the Company. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company's control. Actual results may differ materially from those indicated in

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the forward-looking statements. Important factors that could cause our actual results, performance, liquidity or achievements to differ materially include our ability to transition to a new interim President and CEO, our ability to successfully identify and engage a permanent President and CEO and the other factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and the Company's other filings with the Securities and Exchange Commission. In light of the significant risks and uncertainties inherent in forward-looking statements, investors should not place undue reliance on forward-looking statements, which reflect the Company's views only as of the date of this press release. Except as required by law, neither the Company nor any of its affiliates or representatives undertake any obligation to provide additional information or to correct or update any information set forth in this release, whether as a result of new information, future developments or otherwise.

KORE Media Contact
Jack Kennedy, Chief Legal Officer
+1 470 482 6820
jkennedy@korewireless.com